Exhibit 99.1

ISE Elects Two Board Members

NEW YORK, March 29, 2004 – The International Securities Exchange (NYSE:ISE) said today that Brian P. Donnelly, of UBS Securities LLC, and John A. Koltes III, of the Archelon Group, joined its Board of Directors, filling terms that expire in May 2006. The ISE Board consists of 15 members, six industry directors, eight non-industry directors and ISE’s Chief Executive Officer.

Mr. Donnelly was elected as a representative of ISE’s Electronic Access Members. He has been a Managing Director and the Global Head of Electronic Volatility Trading for UBS Securities LLC since 2002. From 2000 to 2002, Mr. Donnelly was Executive Director, Co-Head of European Options Market Making, at Hull Trading UK Ltd., a subsidiary of Goldman Sachs. Mr. Donnelly is a graduate of Denison University, where he received a BA in Economics.

Mr. Koltes was elected as a representative of ISE’s Competitive Market Makers. He has been an Executive Partner of the Archelon Group, serving as Executive Manager of Archelon LLC, a member of the Executive Board of Archelon Deutschland GmbH and as Vice Chairperson of the Executive Committee of Archelon Suisse GmbH since 1988. Mr. Koltes is also a member of Error Free Software LLC, an affiliate of Archelon. From 1985 to 1988, Mr. Koltes was a Senior Tax Associate at Kirkpatrick & Lockhart. Mr. Koltes also served as a judicial law clerk for the Honorable Darrell D. Wiles, US Federal Tax Court, from 1983 to 1985. Mr. Koltes holds an LLM in Tax from New York University and is a graduate of Dartmouth College and Western New England Law School.

ISE Background

The International Securities Exchange, the world’s largest equity options exchange, was founded on the principle that technology fosters and infuses new efficiencies and operational innovations into securities trading. After developing an innovative market structure that integrated auction market principles into an advanced screen-based trading system, ISE launched the first fully electronic US options exchange in May 2000. ISE continually enhances its trading systems to provide investors with the best marketplace to execute their options orders.

For more information about ISE, its products and its technology, visit www.iseoptions.com.

CONTACT:

Media:

Alicia Curran

International Securities Exchange

(212) 897-8181

acurran@iseoptions.com

Investors:

Thomas Gibbons

International Securities Exchange

212-897-8167

tgibbons@iseoptions.com